Exhibit 99.1

Reborn Coffee Receives Nasdaq Notification Regarding Late 10-Q Filing and Continued Listing Requirements

BREA, Calif., September 2, 2026 — Reborn Coffee Inc. (Nasdaq: REBN) (the “Company”), a leader in the specialty coffee market, received a notice (the “Notice”) from Nasdaq Listing Qualifications (“Nasdaq”) on August 27, 2026 notifying the Company that as it has not yet filed its Quarterly Report on Form 10-Q for the period ended June 30, 2026 (the “Form 10-Q”), the Company no longer complies with Listing Rule 5250(c)(1) for continued listing on Nasdaq.

The Company has 60 calendar days to submit to Nasdaq a plan to regain compliance, and if such plan is accepted, Nasdaq may grant the Company an extension of up to 180 calendar days from the prescribed due date for filing the Form 10-Q, or until February 16, 2027, to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Hearings Panel.

The Notice from Nasdaq has no immediate effect on the listing of the Company’s Common Stock.

The Company intends to take the necessary steps to regain compliance with the Nasdaq Listing Rule as soon as practicable.

However, there can be no assurance that the Form 10-Q will be filed within any required timeframe, a plan of compliance will be submitted within such period, Nasdaq will grant the Company an extension, or the Company will be able to meet the continued listing requirements during any compliance period that may be granted by Nasdaq.

About Reborn Coffee

Reborn Coffee, Inc. (NASDAQ: REBN) is a California-based specialty coffee retailer focused on delivering high-quality, handcrafted coffee experiences. With a growing global footprint and a dedication to innovation, Reborn is redefining the coffeehouse model through its premium products and technology-forward initiatives.

Forward-Looking Statements

All statements in this release that are not based on historical fact are "forward-looking statements." While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our recent filings with the Securities and Exchange Commission ("SEC") including our Form 10-K for the year ended December 31, 2025, which can be found on the SEC's website at www.sec.gov. Such risks, uncertainties, and other factors include, but are not limited to, the Company's ability to continue as a going concern as indicated in an explanatory paragraph in the Company's independent registered public accounting firm's audit report as a result of recurring net losses, among other things, the Company's ability to successfully open the additional locations described herein as planned or at all, the Company's ability to expand its business both within and outside of California (including as it relates to increasing sales and growing Average Unit Volumes at our existing stores), the degree of customer loyalty to our stores and products, the fluctuation of economic conditions, competition and inflation. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Relations Contact:

Chris Tyson

Executive Vice President

MZ North America

REBN@mzgroup.us

949-491-8235

Company Contact:

Reborn Coffee, Inc.

ir@reborncoffee.com